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                                                                       Exhibit A


                            STOCK PURCHASE AGREEMENT

          This STOCK PURCHASE AGREEMENT (this "Agreement"), dated this 26th day of November, 1997, is made by and between Allen & Company Incorporated, on its own behalf and on behalf of itself and certain of its investors (collectively, "Purchaser"), and Victory Ventures LLC ("Seller").

          WHEREAS, the Seller owns an aggregate of 4,590,338 shares (the "Shares") of the Common Stock, par value $.10 per share (the "Common Stock"), of Chaparral Resources, Inc., a Colorado corporation ("Chaparral"); and

          WHEREAS, Purchaser desires to purchase the Shares from Seller, and Seller desires to sell the Shares to the Purchaser, all in accordance with the terms and provisions of this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained the parties hereto hereby agree as follows:

          1. Purchase and Sale. Subject to the terms and conditions of this Agreement, Purchaser hereby purchases from Seller the Shares (together with the registration rights appurtenant thereto as set forth in that (i) Subscription Agreement dated April 22, 1997 between Seller and Chaparral and (ii) the Warrant dated as of April 22, 1997 (copies of each of which have previously been delivered to Purchaser), and Seller hereby sells the Shares and assigns the registration rights appurtenant thereto to Purchaser, in consideration for the payment by Purchaser to Seller of the amount of $2.00 per Share (or $9,180,676.00 in the aggregate) payable in cash (the "Purchase Price"). As soon as practicable following the execution and delivery of this Agreement, Purchaser shall deliver the Purchase Price to Seller and Seller shall deliver or cause to be delivered to Purchaser stock certificates representing the Shares, registered in Purchaser's name or duly endorsed for transfer to the Purchaser. Seller agrees to cooperate with Purchaser and to take all reasonable actions necessary or desirable to effectuate the transfer of the Shares to Purchaser.

          2. Transfer of Beneficial Ownership. The Purchaser shall assume all of the benefits of ownership of the Shares upon the execution of this Agreement on the date hereof, and Victory on behalf of itself and Seller agrees to deliver to Purchaser all dividends, distributions, interest and other proceeds or amounts received by Seller from and after the date hereof in respect of the Shares.



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          3.  Representations and Warranties of Seller.

          Seller hereby represents and warrants to Purchaser that (i) the Shares being sold by Seller are owned by Seller free and clear of all liens, charges or encumbrances of any kind and (ii) that the registration rights appurtenant to the Shares are currently assignable.

          4. Representations, Warranties and Covenants of Purchaser. Purchaser represents and warrants to Seller as follows:

               (a) Purchaser is an accredited investor (as that term is defined in the Securities Act of 1933, as amended (the "Act"), and the regulations thereunder, and Purchaser has such knowledge and experience in financial and business matters as is required for evaluating the merits and risks of an investment in the Shares. Purchaser and its agents and attorneys have been provided with such information with respect to the business of Chaparral as it requested or deemed appropriate and have carefully reviewed the same, and any questions that the Purchaser had with respect thereto have been answered to the full satisfaction of the Purchaser. The Purchaser acknowledges that except as expressly set forth herein, Seller has not made any representations or warranties pertaining to Chaparral or the Shares;

               (b) Purchaser is aware that the Shares have not been registered under the Act and agrees that such Shares shall not be sold, hypothecated or otherwise transferred in the absence of such registration unless such contemplated transfer is exempt from the registration requirements of the Act. The undersigned hereby acknowledges that the certificate representing the Shares shall be legended to reflect such restrictions.

               (c) Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution thereof.

          5.  Miscellaneous.

               (a) This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

               (b) This Agreement and the other written agreements specifically referred to herein constitute the sole agreements between or among the parties hereto relating to the subject matter hereof and merge with and supersede any and all prior agreements between them relating to such subject matter. This Agreement cannot be altered or amended except by a writing


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duly executed by the party against whom such alteration or amendment is sought to be enforced.

               (c) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               (d) The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               (e) The representations, warranties and covenants contained herein shall survive the sale and purchase of the Shares hereunder and any disposition thereof, notwithstanding any investigation made at any time by any of the parties hereto.

          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                                     VICTORY VENTURES LLC.

                                     By: /s/  Walter Carozza
                                        --------------------------
                                        Name: Walter Carozza
                                        Title:  Co-President

                                     ALLEN & COMPANY INCORPORATED

                                      By:/s/  Kim Weiland
                                         -------------------------
                                         Name: Kim Weiland
                                         Title:




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